Exhibit 99.1

LOCK-UP AGREEMENT

DIRECTORS, OFFICERS AND STOCKHOLDERS

NEEDHAM & COMPANY, LLC

As Representative of the several Underwriters

c/o Needham & Company, LLC

445 Park Avenue

New York, New York 10022

Ladies and Gentlemen:

The undersigned is a holder of securities of Sequans Communications S.A., a société anonyme incorporated in the French Republic (the “Company”), and wishes to facilitate the public offering of American Depositary Shares (“ADSs”), each representing one ordinary share, nominal value €0.02 per share (the “Ordinary Shares”), of the Company (the “Offering”).  The undersigned recognizes that such Offering will be of benefit to the undersigned.

In consideration of the foregoing and in order to induce you and the other underwriters for whom you are acting as representative to act as underwriters in connection with the Offering, the undersigned hereby agrees that, during the period commencing as of the date hereof and ending on the date that is ninety (90) days after the date of the final Prospectus relating to the Offering (the “Lock-Up Period”), the undersigned will not, without the prior written approval of Needham & Company, LLC, directly or indirectly, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of any ADS or Ordinary Share or any securities convertible into or exercisable or exchangeable for ADSs or Ordinary Shares or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the ADSs or Ordinary Shares, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of ADSs or Ordinary Shares or such other securities, in cash or otherwise.  The foregoing sentence shall not apply to (a) issuances of securities solely made in connection with exercises of outstanding equity awards of the Company, provided that any ADSs or Ordinary Shares received upon such exercise will be subject to the trading restrictions discussed above, (b) forfeitures of ADSs or Ordinary Shares to cover taxes due upon the vesting of restricted stock pursuant to the terms of restricted stock agreements, (c) a transfer of ADSs or Ordinary Shares or securities convertible into, or exercisable or exchangeable for, ADSs or Ordinary Shares to immediate family members, family partnerships, or trusts, the only partners or beneficiaries of which are the undersigned and/or a member of his or her immediate family, (d) transfers upon the death of the undersigned to his or her executors, legatees or beneficiaries or a bona fide gift, (e) transfers to an affiliate of the undersigned, or (f) ADSs acquired in the Offering; provided that, in the case of any transfers pursuant to clauses (c) to (e) above, each transferee or donee agrees to be bound in writing by the terms of this Agreement prior to such transfer. For purposes of clause (e) above, the term “affiliate” shall mean any entity with a financial activity (i) of which the control (as defined pursuant to Article L.233-3 of the French code de commerce) is held, directly or indirectly, by the undersigned or the relevant management company which manages, directly or by delegation, or advises the undersigned, or (ii) which holds, directly or indirectly, the control of the undersigned or of the relevant management company which manages, directly or by delegation, or advises the undersigned, or

(iii) the control of which is held, directly or indirectly, by the relevant entity which holds itself, directly or indirectly, the control of the undersigned or of the relevant management company which manages, directly or by delegation, or advises the undersigned, or (iv) which is managed or advised by the undersigned, or (v) which has the same management company as the undersigned,

In addition, the undersigned agrees that, without the prior written consent of Needham & Company, LLC, the undersigned will not, during the Lock-Up Period, make any demand for or exercise any right with respect to, the registration of any ADS or Ordinary Share or any security convertible into or exercisable or exchangeable for ADSs or Ordinary Shares.  The undersigned confirms that he, she or it understands that the underwriters and the Company will rely upon the representations set forth in this Agreement in proceeding with the Offering.  The undersigned further confirms that the agreements of the undersigned are irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors and assigns.  The undersigned agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent against the transfer of securities held by the undersigned except in compliance with this Agreement.

It is expressly agreed that Needham & Company, LLC shall not grant any waiver from the same or similar undertakings contained herein taken by any other directors, officers, or stockholders of the Company in connection with the Offering without first informing the undersigned and granting the same waiver to the undersigned. If (i) the Company or the undersigned notifies you in writing that it does not intend to proceed with the Offering or (ii) the Offering shall not have occurred on or before April 20, 2018, this Agreement shall be terminated and the undersigned shall be released from his, her or its obligations hereunder.

Very truly yours,

(Signature)

(Printed Name)